EXHIBIT 23.1


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the incorporation by reference into the Current Report on Form 8-K of Charming Shoppes, Inc. of our report dated March 8, 1999, with respect to the consolidated financial statements of Catherines Stores Corporation incorporated by reference in its Annual Report on Form 10-K for the years ended January 30, 1999 and January 31, 1998. It should be noted that we have not audited any financial statements of Catherines Stores Corporation subsequent to January 30, 1999 or performed any audit procedures subsequent to the date of our report.



                                                    /s/ ARTHUR ANDERSEN LLP
Memphis, Tennessee
January 20, 2000